Exhibit 16.1

WHITLEY PENN
CPAs AND PROFESSIONAL CONSULTANTS

January 9, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:    Parallax Entertainment, Inc.
         Commission File No. 000-32585

We were previously the principal accountant for Parallax Entertainment, Inc. ("Parallax") and we reported on the financial statements of Parallax as of and for the years ended December 31, 2001 and 2000. On January 8, 2003, we were dismissed as principal accountant. We have read Parallax's statements included under Item 4 of its Form 8-K dated January 9, 2003 and we agree with such statements.

Yours very truly,

/s/ Whitley Penn
WHITLEY PENN, formerly
JACKSON & RHODES, PC,

Certified Public Accountants